EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Authentidate Holding Corp. (the "Company") on Form S-8 to be filed on or about December 7, 2017 of our report dated April 5, 2017, on our audit of the consolidated financial statements as of June 30, 2016 and for the year then ended, which report was included in the Annual Report on Form 10-K filed October 13, 2017. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EISNERAMPER LLP

Iselin, New Jersey

December 7, 2017